Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-143866) pertaining to the 2006 Share Incentive Plan of Melco Resorts & Entertainment Limited, and

2.	Registration Statement (Form S-8 No. 333-185477) pertaining to the 2011 Share Incentive Plan of Melco Resorts & Entertainment Limited;

of our reports dated March 31, 2021, with respect to the consolidated financial statements of Melco Resorts & Entertainment Limited, and the effectiveness of internal control over financial reporting of Melco Resorts & Entertainment Limited, included in this Annual Report (Form 20-F) of Melco Resorts & Entertainment Limited for the year ended December 31, 2020.

/s/ Ernst & Young

Hong Kong

March 31, 2021